UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

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                        Financial Industries Corporation
                (Name of Registrant as Specified In Its Charter)

                _________________________________________________

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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The Registrant issued the following press release today:


                     (BW) (Financial Industries Corporation)
          (FNIN) Financial Industries Corporation Reacts to ISS Report

AUSTIN, Texas - (BUSINESS WIRE) - July 18, 2003 - Financial Industries Corporation (FIC) today expressed its disappointment at the decision of Institutional Shareholder Services (ISS) to hinge its proxy recommendation on the Board's approval of a legal settlement with former CEO, Roy F. Mitte. ISS is an advisory panel for large institutional investors.

The company strongly disagrees with ISS when it states "Whether Mr. Mitte would have damaged the company and whether it would have been more costly to shareholders if he continued the litigation and/or proxy fight is not the critical issue."

"The best interest of our shareholders is exactly the critical issue when you are operating a business in the real world," said Eugene E. Payne, CEO, President and Chairman of FIC. "Ivory tower idealism was not the prism though which the decision to settle this litigation was made."

In its analysis ISS acknowledged that FIC concluded to settle the litigation with Mitte by paying a small fraction of the amount that Mitte sought in the litigation. FIC maintains that by entering into the Mitte settlement, the company avoided a possible ruinous financial judgment; the incurrence of substantial legal fees; and the ongoing disruption to the business caused by Mitte's lawsuit.

The ISS report recognizes that "the company did not directly purchase the Mitte proxy..." when it settled the case, saying simply that the pay-out to Mitte "gives the appearance" that the Mitte Foundation proxy is not completely independent of the settlement. ISS included in its report management's assertion that the proxy was the subject of discussions that took place long after discussions regarding settlement of Mitte's monetary claims had commenced.

Payne was pleased to point out that there were a number of positive notes in the ISS evaluation. According to ISS, FIC has outperformed its peer group and the Nasdaq Stock Market with regard to corporate governance. The company's performance is ranked in the top 16% of all companies evaluated by the Russell 3000 Corporate Governance Quotient.

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Also,  regarding the strategic direction taken by FIC, the ISS report determined that FIC's Board had exercised its fiduciary duty in evaluating a potential sale of the company, and the interest of The Pillar Group.

According to ISS, it did not find any compelling evidence to suggest that management's six point business plan, overall, is not the best course of action for the company and for shareholders." The report states "...it is difficult to dispute the company's potential for growth resulting from these [recent] acquisitions as it would transform the company from offering a limited number of life insurance and fixed annuity products to an organization offering a wide range of products." ISS also recognized that "the company has put in place policies and procedures specifically designed to prevent deceptive practices and to protect itself in its relationships" with any new marketing partners.

Payne mentioned that FIC would be offering one important correction to ISS regarding information contained in its report. The FIC slate of directors collectively owns 0.57% of stock in the company. One of the nominees, Ken Shifrin, is the Chairman and CEO of American Physicians Service Group, which owns 3.37% of FIC's outstanding stock. These holdings are comparable to Otter Creek's reported ownership in the company.

FIC, through its various subsidiaries, owns real estate, an actuarial consulting firm, and markets and underwrites individual life insurance and annuity products. For more information on FIC, go to http://www.ficgroup.com

This release may be considered proxy solicitation material. Information about the participants in such solicitation may be found in a filing on Schedule 14A made with the Securities and Exchange Commission (SEC) on June 26, 2003, or by contacting the Company at 512/404-5000. Shareholders are urged to read the Company's proxy statement carefully because it contains important information. The proxy statement and other relevant documents are available for free at the SEC's website at www.sec.gov, or by contacting the Company at 512/404-5000.

This release may contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Investors are reminded that these forward-looking statements must be considered in conjunction with the cautionary warnings and risk-factors which are detailed in the Company's most recent Annual Report on Form 10-K , Quarterly Report on Form 10-Q, and its other filings with the Securities and Exchange Commission. FIC is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


Contact:    Bob   Bender,    Corporate    Relations    Officer,    512-404-5080,
bbender@ficgroup.com

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